EXHIBIT 99.1

For Immediate Release

WM Announces Third Quarter Earnings	FOR MORE INFORMATION Waste Management Website www.wm.com

Strong Revenue Growth Leads to Double Digit Growth in Income from Operations, Net Cash Provided by Operating Activities, and Diluted EPS

HOUSTON — October 26, 2021 — Waste Management, Inc. (NYSE: WM) today announced financial results for the quarter ended September 30, 2021.

					Analysts
	Three Months Ended		Three Months Ended		Ed Egl
	September 30, 2021 (in millions, except per share amounts)		September 30, 2020 (in millions, except per share amounts)		713.265.1656 eegl@wm.com
	As Reported	As Adjusted(a)	As Reported	As Adjusted(a)

Revenue	$4,665	$4,665	$3,861	$3,861	Media Toni Werner
Income from Operations	$806	$792	$680	$721	corp_comm@wm.com

Operating EBITDA(b)	$1,323	$1,309	$1,099	$1,140

Operating EBITDA Margin	28.4%	28.1%	28.5%	29.5%

Net Income(c)	$538	$530	$390	$465

Diluted EPS	$1.28	$1.26	$0.92	$1.09

“Strong organic growth and continued progress on the integration of the Advanced Disposal business powered our robust revenue growth in the third quarter and led to a more than 14% increase in adjusted operating EBITDA and a more than 15% increase in net cash provided by operating activities,” said Jim Fish, WM’s President and Chief Executive Officer.(a) “Our solid results put us on track to meet our full-year financial targets despite accelerating cost inflation.”

Fish continued, “Like many other companies, we are seeing constraints on labor availability. At WM, we continue to demonstrate our commitment to putting our people first and being an employer of choice. During the quarter, we continued to invest in our people through frontline market wage adjustments and training for new team members. We remain focused on improving operational efficiency and executing on our disciplined pricing programs to drive margin growth in the face of these additional labor costs and other inflationary cost pressures.”

KEY HIGHLIGHTS FOR THE THIRD QUARTER OF 2021

Revenue

•	In the third quarter of 2021, revenue increased $260 million in the Company’s collection and disposal business, excluding the impact of acquisitions and divestitures, compared to the third quarter of 2020. The increase was driven by $137 million in volume increases and $123 million of growth from yield.

•	In the third quarter of 2021, acquisitions, net of divestitures, added $295 million of revenue primarily from the acquisition of Advanced Disposal.
•	Core price for the third quarter of 2021 was 4.6% compared to 3.2% in the third quarter of 2020.(d)
•	Collection and disposal yield was 3.5% in the third quarter of 2021 compared to 2.6% in the third quarter of 2020.
•	Total Company volumes improved 3.8% in the third quarter of 2021, or 3.6% on a workday adjusted basis, compared to a decline of 5.0% in the third quarter of 2020, or 5.1% on a workday adjusted basis.

 Cost Management

•	Operating expenses as a percentage of revenue were 62.3% in the third quarter of 2021 compared to 60.4% in the third quarter of 2020. On an adjusted basis, operating expenses were 62.2% of revenue in the third quarter of 2021 compared to 60.4% in the third quarter of 2020.(a) The increase in operating expense margin in the current quarter is primarily due to an acceleration of labor and other inflationary cost pressures, as well as the impact of higher commodity prices for recyclables.
•	SG&A expenses were 10.1% of revenue in the third quarter of 2021 compared to 10.8% in the third quarter of 2020. On an adjusted basis, SG&A expenses were 9.7% of revenue in the third quarter of 2021 compared to 10.1% in the third quarter of 2020, demonstrating the Company’s success at managing controllable costs.(a)

 Profitability

•	Operating EBITDA in the Company’s collection and disposal business, adjusted on the same basis as total Company operating EBITDA, was $1.40 billion, or 31.1% of revenue, for the third quarter of 2021, compared to $1.27 billion, or 33.1% of revenue, for the third quarter of 2020.(e)
•	Operating EBITDA in the Company’s recycling line of business improved by $53 million compared to the third quarter of 2020. The improvement was driven by an increase in market prices for recycled commodities and investments the Company is making in improved technology and equipment at its materials recovery facilities that are delivering a less labor-intensive operating cost model.
•	Operating EBITDA in the Company’s renewable energy line of business improved by $22 million compared to the third quarter of 2020, primarily driven by increases in price.
•	In the third quarter of 2021, the Company realized almost $26 million of operating and SG&A cost synergies from the acquisition of Advanced Disposal.

 Free Cash Flow & Capital Allocation

•	In the third quarter of 2021, net cash provided by operating activities was $1.18 billion compared to $1.03 billion in the third quarter of 2020. The improvement in net cash provided by operating activities was primarily driven by the increase in operating EBITDA.
•	In the third quarter of 2021, capital expenditures were $464 million compared to $343 million in the third quarter of 2020.
•	In the third quarter of 2021, free cash flow was $773 million compared to $691 million in the third quarter of 2020.(a)
•	During the third quarter of 2021, $741 million was returned to shareholders, including $500 million of share repurchases and $241 million of cash dividends.

2021 OUTLOOK

•	Total Company revenue growth in 2021 is expected to be between 17% and 17.5%. Combined internal revenue growth from yield and volume in the collection and disposal business is expected to be about 6.5%, driven by the Company’s disciplined pricing programs and strong outlook for continued volume recovery.
•	Adjusted operating EBITDA is expected to be between $5.0 billion and $5.1 billion in 2021.(a)
•	Free cash flow is projected to be between $2.5 billion and $2.6 billion in 2021.(a)
•	The Company is on target to capture between $80 million and $85 million in cost synergies in 2021 from the acquisition of Advanced Disposal, which is on track to achieve $150 million in total annual run-rate synergies from cost and capital savings.
•	The Company expects to repurchase an additional $350 million of its common stock in 2021, exhausting the full $1.35 billion of share repurchases previously authorized.

“Our people are doing an outstanding job providing essential services to our customers and communities. We’re proud to highlight many of the efforts that have helped us move the needle on our sustainability goals in our 2021 Sustainability Report released earlier this month. This year’s report focuses on the people behind the progress we have made in the past year, and how they are doing their part to take care of our customers, neighbors and the environment in communities across North America,” Fish concluded.

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(a)	The information labeled as adjusted in this press release, as well as free cash flow, are non-GAAP measures. Please see "Non-GAAP Financial Measures" below and the reconciliations in the accompanying schedules for more information.
(b)	Management defines operating EBITDA as GAAP income from operations before depreciation and amortization; this measure may not be comparable to similarly-titled measures reported by other companies.
(c)	For purposes of this press release, all references to "Net income" refer to the financial statement line item "Net income attributable to Waste Management, Inc."
(d)	Core price is a performance metric used by management to evaluate the effectiveness of our pricing strategies; it is not derived from our financial statements and may not be comparable to measures presented by other companies. Core price is based on certain historical assumptions, which may differ from actual results, to allow for comparability between reporting periods and to reveal trends in results over time.
(e)	In the first quarter of 2021, the Company updated its collection and disposal operating EBITDA calculation with a more accurate allocation of costs to this line of business that were previously consolidated at the corporate level. This revised calculation methodology increased collection and disposal operating EBITDA for the third quarter of 2020 from 31.2% of revenue, as previously reported, to 33.1% of revenue, as reported above.

The Company will host a conference call at 10 a.m. ET today to discuss the third quarter results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investors section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 6835518 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1 p.m. ET today through 5 p.m. ET on Tuesday, November 9, 2021. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406 and use the replay conference ID number 6835518.

about wm

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management environmental services in North America, providing services throughout the United States and Canada. Through its subsidiaries, the Company provides collection, transfer, disposal services, and recycling and resource recovery. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com.

Forward-Looking Statements

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to, all statements under the heading “2021 Outlook” and all statements regarding 2021 financial guidance, future targets or financial results of our business; future revenue and revenue growth; integration of, and synergies from, the acquisition of Advanced Disposal Services, Inc. (“Advanced Disposal”); future share repurchases; and future operations, efficiencies, cost structure, cost management, pricing, volumes and margin growth. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; failure to identify acquisition targets and negotiate attractive terms; failure to consummate or integrate acquisitions; failure to obtain the results anticipated from acquisitions; failure to successfully integrate the acquisition of Advanced Disposal, realize anticipated synergies or obtain the results anticipated from such acquisition; environmental and other regulations, including developments related to emerging contaminants, gas emissions and renewable fuel; significant environmental, safety or other incidents resulting in liabilities or brand damage; failure to obtain and maintain necessary permits; failure to attract, hire and retain key team members and a high quality workforce; labor disruptions and workforce-related regulations; significant storms and destructive climate events; public health risk and other impacts of COVID-19 or similar pandemic conditions, including increased costs, social and commercial disruption and service reductions; macroeconomic pressures and market disruption resulting in labor, supply chain and transportation constraints and inflationary cost pressure; increased competition; pricing actions; commodity price fluctuations; international trade restrictions; disposal alternatives and waste diversion; declining waste volumes; weakness in general economic conditions and capital markets; adoption of new tax legislation; fuel shortages; failure to develop and protect new technology; failure of technology to perform as expected, including implementation of a new enterprise resource planning system; failure to prevent, detect and address cybersecurity incidents or comply with privacy regulations; negative outcomes of litigation or governmental proceedings; and decisions or developments that result in impairment charges.  Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, as updated by subsequent Form 10-Qs, for additional information regarding these and other risks and uncertainties applicable to its business. The Company continues to be optimistic about volume recovery and overall economic recovery from the impacts of the COVID-19 pandemic, and the Company’s 2021 financial targets incorporate these views. However, uncertainty remains with respect to various factors that influence the pace of economic recovery, including workforce regulation and the potential for future resurgence in transmission of COVID-19 and related business closures due to virus variants or otherwise. Such conditions could have an unanticipated adverse impact on our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates, forecasts, and guidance, whether as a result of future events, circumstances or developments or otherwise.

Non-GAAP Financial Measures

To supplement its financial information, the Company has presented, and/or may discuss on the conference call, adjusted earnings per diluted share, adjusted net income, adjusted income from operations, adjusted operating expenses, adjusted SG&A expenses, adjusted operating EBITDA, adjusted operating EBITDA margin, and free cash flow, as well as projections of adjusted operating EBITDA and free cash flow for 2021. All of these items are non-GAAP financial measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP but believes that also discussing non-GAAP measures provides investors with (i) financial measures the Company uses in the management of its business and (ii) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations.

In addition, the Company’s projected full year 2021 adjusted operating EBITDA is anticipated to exclude the effects of other events or circumstances in 2021 that are not representative or indicative of the Company’s results of operations. Such excluded items are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, and other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of such projection to the comparable GAAP measure.

The Company discusses free cash flow and provides a projection of free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable GAAP measure. The Company believes free cash flow gives investors useful insight into how the Company views its liquidity, but the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as net cash provided by operating activities, less capital expenditures, plus proceeds from divestitures of businesses and other assets (net of cash divested); this definition may not be comparable to similarly-titled measures reported by other companies.

The quantitative reconciliations of non-GAAP measures to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected adjusted operating EBITDA. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP.

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WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions, Except per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Operating revenues	$4,665	$3,861	$13,253	$11,151
Costs and expenses:
Operating	2,906	2,332	8,156	6,841
Selling, general and administrative	469	416	1,372	1,218
Depreciation and amortization	517	419	1,489	1,235
Restructuring	1	7	6	9
(Gain) loss from divestitures, asset impairments and unusual items, net	(34)	7	(17)	68
	3,859	3,181	11,006	9,371
Income from operations	806	680	2,247	1,780
Other income (expense):
Interest expense, net	(87)	(97)	(282)	(328)
Loss on early extinguishment of debt	—	(52)	(220)	(52)
Equity in net losses of unconsolidated entities	(14)	(16)	(34)	(56)
Other, net	1	1	(4)	2
	(100)	(164)	(540)	(434)
Income before income taxes	706	516	1,707	1,346
Income tax expense	167	126	396	288
Consolidated net income	539	390	1,311	1,058
Less: Net income (loss) attributable to noncontrolling interests	1	—	1	—
Net income attributable to Waste Management, Inc.	$538	$390	$1,310	$1,058
Basic earnings per common share	$1.28	$0.92	$3.11	$2.50
Diluted earnings per common share	$1.28	$0.92	$3.09	$2.49
Weighted average basic common shares outstanding	419.5	422.7	421.3	423.1
Weighted average diluted common shares outstanding	422.0	424.6	423.6	425.0

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Millions)

(Unaudited)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$116	$553
Receivables, net	2,669	2,624
Other	399	363
Total current assets	3,184	3,540
Property and equipment, net	14,083	14,148
Goodwill	9,006	8,994
Other intangible assets, net	919	1,024
Other	1,649	1,639
Total assets	$28,841	$29,345
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued liabilities and deferred revenues	$3,501	$3,002
Current portion of long-term debt	601	551
Total current liabilities	4,102	3,553
Long-term debt, less current portion	12,446	13,259
Other	5,119	5,079
Total liabilities	21,667	21,891
Equity:
Waste Management, Inc. stockholders’ equity	7,172	7,452
Noncontrolling interests	2	2
Total equity	7,174	7,454
Total liabilities and equity	$28,841	$29,345

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
Cash flows from operating activities:
Consolidated net income	$1,311	$1,058
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	1,489	1,235
Loss on early extinguishment of debt	220	52
Other	103	364
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	224	(59)
Net cash provided by operating activities	3,347	2,650
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(11)	(3)
Capital expenditures	(1,130)	(1,238)
Proceeds from divestitures of businesses and other assets, net of cash divested	70	20
Other, net	(35)	(20)
Net cash used in investing activities	(1,106)	(1,241)
Cash flows from financing activities:
New borrowings	6,428	2,650
Debt repayments	(7,237)	(5,764)
Premiums and other paid on early extinguishment of debt	(211)	(30)
Common stock repurchase program	(1,000)	(402)
Cash dividends	(730)	(696)
Exercise of common stock options	60	49
Tax payments associated with equity-based compensation transactions	(28)	(34)
Other, net	32	(17)
Net cash used in financing activities	(2,686)	(4,244)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	2	1
Decrease in cash, cash equivalents and restricted cash and cash equivalents	(443)	(2,834)
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	648	3,647
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$205	$813

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

Operating Revenues by Line of Business

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Commercial	$1,214	$1,025	$3,523	$3,016
Residential	795	662	2,371	1,969
Industrial	829	709	2,383	2,027
Other collection	140	120	391	347
Total collection	2,978	2,516	8,668	7,359
Landfill	1,100	946	3,090	2,707
Transfer	550	482	1,547	1,362
Recycling	464	290	1,203	819
Other	551	458	1,541	1,297
Intercompany (a)	(978)	(831)	(2,796)	(2,393)
Total	$4,665	$3,861	$13,253	$11,151

Internal Revenue Growth

	Period-to-Period Change for the Three Months				Period-to-Period Change for the Nine Months
	Ended September 30, 2021 vs. 2020				Ended September 30, 2021 vs. 2020
		As a % of		As a % of		As a % of		As a % of
		Related		Total		Related		Total
	Amount	Business(b)	Amount	Company(c)	Amount	Business(b)	Amount	Company(c)
Collection and disposal	$123	3.5%			$334	3.3%
Recycling (d)	180	66.3			361	47.8
Fuel surcharges and mandated fees	51	45.5			88	25.1
Total average yield (e)			$354	9.1%			$783	7.0%
Volume			144	3.8			384	3.5
Internal revenue growth			498	12.9			1,167	10.5
Acquisitions			311	8.0			929	8.3
Divestitures			(16)	(0.4)			(37)	(0.3)
Foreign currency translation			11	0.3			43	0.4
Total			$804	20.8%			$2,102	18.9%

	Period-to-Period Change for the Three Months Ended September 30, 2021 vs. 2020		Period-to-Period Change for the Nine Months Ended September 30, 2021 vs. 2020
	As a % of Related Business(b)		As a % of Related Business(b)
	Yield	Volume(f)	Yield	Volume(f)
Commercial	4.0%	4.6%	3.8%	3.7%
Industrial	4.8	0.3	4.6	1.9
Residential	5.0	(3.3)	4.7	(2.1)
Total collection	4.4	1.7	4.1	2.0
MSW	3.5	3.1	3.0	4.7
Transfer	2.5	0.1	2.7	(0.2)
Total collection and disposal	3.5%	3.8%	3.3%	3.6%

(a)	Intercompany revenues between lines of business are eliminated in the Condensed Consolidated Financial Statements included herein.

(b)	Calculated by dividing the increase or decrease for the current year period by the prior year period’s related business revenue adjusted to exclude the impacts of divestitures for the current year period.

(c)	Calculated by dividing the increase or decrease for the current year period by the prior year period’s total Company revenue adjusted to exclude the impacts of divestitures for the current year period.

(d)	Includes combined impact of commodity price variability and changes in fees.

(e)	The amounts reported herein represent the changes in our revenue attributable to average yield for the total Company.

(f)	Workday adjusted volume impact.

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

Free Cash Flow(a)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$1,184	$1,029	$3,347	$2,650
Capital expenditures	(464)	(343)	(1,130)	(1,238)
Proceeds from divestitures of businesses and other assets, net of cash divested	53	5	70	20
Free cash flow	$773	$691	$2,287	$1,432

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Supplemental Data

Internalization of waste, based on disposal costs	68.6%	68.4%	68.5%	68.4%

Landfill amortizable tons (in millions)	32.6	28.7	92.3	82.9

Acquisition Summary(b)

Gross annualized revenue acquired	—	1	8	3

Total consideration, net of cash acquired	—	1	11	2

Cash paid for acquisitions consummated during the period, net of cash acquired	—	1	9	2

Cash paid for acquisitions including contingent consideration and other items from prior periods, net of cash acquired	1	1	11	4

Landfill Amortization and Accretion Expenses:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Landfill amortization expense:
Cost basis of landfill assets	$146	$120	$413	$345
Asset retirement costs	54	28	128	89
Total landfill amortization expense(c)	200	148	541	434
Accretion expense	28	26	82	76
Landfill amortization and accretion expense	$228	$174	$623	$510

(a)	The summary of free cash flow has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(b)	Represents amounts associated with business acquisitions consummated during the applicable period except where noted.

(c)	The increase in landfill amortization was driven by landfill volume increases from the continued economic recovery from the pandemic and our acquisition of Advanced Disposal and changes in landfill estimates. Additionally, includes a $15 million amortization charge due to management’s decision to close a landfill sooner than expected.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30, 2021
	Income from	Pre-tax	Tax	Net	Diluted Per
	Operations	Income	Expense	Income(a)	Share Amount
As reported amounts	$806	$706	$167	$538	$1.28
Adjustments:
Advanced Disposal integration-related costs	10	10	2	8
Enterprise resource planning system related costs	9	9	2	7
Gain from divestitures and other, net(b)	(33)	(33)	(10)	(23)
	(14)	(14)	(6)	(8)	(0.02)
As adjusted amounts	$792	$692	$161 (c)	$530	$1.26
Depreciation and amortization	517
Adjusted operating EBITDA	$1,309

	Three Months Ended September 30, 2020
	Income from	Pre-tax	Tax		Net	Diluted Per
	Operations	Income	Expense		Income(a)	Share Amount
As reported amounts	$680	$516	$126		$390	$0.92
Adjustments:
Loss on extinguishment of debt	—	52	13		39
Advanced Disposal transaction and advisory costs	21	21	1		20
Non-cash impairments of assets and other	14	14	3		11
Enterprise resource planning system related costs	6	6	1		5
	41	93	18		75	0.17
As adjusted amounts	$721	$609	$144	(c)	$465	$1.09
Depreciation and amortization	419
Adjusted operating EBITDA	$1,140

(a)	For purposes of this press release table, all references to "Net income" refer to the financial statement line item "Net income attributable to Waste Management, Inc."

(b)	Primarily driven by (i) a pre-tax gain from the recognition of cumulative translation adjustments on the divestiture of certain non-strategic Canadian operations in 2021 which was not taxable and (ii) a change from our initial expectations of the tax effects of the Advanced Disposal acquisition and related divestitures.

(c)	The Company calculates its effective tax rate based on actual dollars. When the effective tax rate is calculated by dividing the Tax Expense amount in the table above by the Pre-tax Income amount, differences occur due to rounding, as these items have been rounded in millions. The third quarter of 2021 and 2020 adjusted effective tax rates were 23.3% and 23.7%, respectively.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions)

(Unaudited)

	Three Months Ended
	September 30, 2021		September 30, 2020
		As a % of		As a % of
	Amount	Revenues	Amount	Revenues
Adjusted SG&A Expenses and Adjusted SG&A Expenses Margin

Operating revenues, as reported	$4,665		$3,861

SG&A expenses, as reported	$469	10.1%	$416	10.8%
Adjustments:
Advanced Disposal integration and acquisition-related costs	(7)		(21)
Enterprise resource planning system related costs	(9)		(6)
Adjusted SG&A expenses	$453	9.7%	$389	10.1%

	Three Months Ended
	September 30, 2021		September 30, 2020
		As a % of		As a % of
	Amount	Revenues	Amount	Revenues
Adjusted Operating Expenses and Adjusted Operating Expenses Margin

Operating revenues, as reported	$4,665		$3,861

Operating expenses, as reported	$2,906	62.3%	$2,332	60.4%
Adjustments:
Advanced Disposal integration-related costs	(2)
Multiemployer pension plan withdrawal	(1)
Adjusted operating expenses	$2,903	62.2%

	Scenario 1	Scenario 2
2021 Projected Free Cash Flow Reconciliation(a)
Net cash provided by operating activities	$4,130	$4,300
Capital expenditures	(1,700)	(1,800)
Proceeds from divestitures of businesses and other assets, net of cash divested	70	100
Free cash flow	$2,500	$2,600

(a)	The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2021. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

Supplemental Information Provided For Illustrative Purposes Only

(In Millions)

Diversity in the structure of recycling contracts results in different accounting treatment for commodity rebates. In accordance with revenue recognition guidance, our Company records gross recycling revenue and records rebates paid to customers as cost of goods sold. Other contract structures allow for netting of rebates against revenue.

Additionally, there are differences in whether companies adjust for accretion expense in their calculation of EBITDA. Our Company does not adjust for landfill accretion expenses when calculating operating EBITDA, while other companies do adjust it for the calculation of their EBITDA measure.

The table below illustrates the impact that differing contract structures and treatment of accretion expense has on the Company’s adjusted operating EBITDA margin results. This information has been provided to enhance comparability and is not intended to replace or adjust GAAP reported results.

	Three Months Ended
	September 30, 2021		September 30, 2020
	Amount	Change in EBITDA Margin	Amount	Change in EBITDA Margin
Recycling commodity rebates	$234	1.4%	$115	0.9%
Accretion expense	$28	0.7%	$26	0.7%

	Nine Months Ended
	September 30, 2021		September 30, 2020
	Amount	Change in EBITDA Margin	Amount	Change in EBITDA Margin
Recycling commodity rebates	$565	1.3%	$314	0.8%
Accretion expense	$82	0.7%	$76	0.7%